FOR IMMEDIATE RELEASE
November 9, 2005

For further information contact:
Craig Montanaro
Senior Vice President,
Director of Strategic Planning
Kearny Financial Corp.
(973) 244-4510

                             KEARNY FINANCIAL CORP.
                           ANNOUNCES STOCK REPURCHASES

Fairfield,  New Jersey,  November 9, 2005 - Kearny Financial Corp.  (Nasdaq NMS:
KRNY) (the "Company"), the holding company of Kearny Federal Savings Bank (the "Bank"), today announced that the Company intends to begin the purchase of up to 1,425,655 shares or approximately 2% of the outstanding shares of its common stock in open market transactions for use in funding the Company's 2005 Stock Compensation and Incentive Plan previously approved by stockholders. Such purchases will be made from time to time in the open market, based on stock availability, price and the Company's financial performance. It is anticipated that purchases will be made during the next twelve months, although no assurance can be given as to when they will be made or to the total number of shares that will be purchased.

Kearny Financial Corp. is the holding company for Kearny Federal Savings Bank, which operates from its administrative headquarters building in Fairfield, New Jersey, and 26 retail branch offices located in Bergen, Hudson, Passaic, Morris, Middlesex, Essex, Union and Ocean counties, New Jersey. At September 30, 2005, Kearny Financial Corp. had total assets, deposits and stockholders' equity of $2.08 billion, $1.50 billion and $506.0 million, respectively.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.